Exhibit 99.1

News Release

Nextel Partners, Inc.
4500 Carillon Point
Kirkland, WA 98033
(425) 576-3600

Contacts:
Media: Susan Johnston (425) 576-3617
Investors: Amit Mehta (425) 576-3692

Nextel Partners Strategic Growth Expected to Yield Strong
Fourth Quarter 2004 Results
CEO to Confirm Quarterly Operational Trends at Investor Conference

KIRKLAND, Wash. – Jan. 10, 2005 – Nextel Partners, Inc. (Nasdaq: NXTP) will pre-announce key performance metrics expectations for its fourth quarter 2004 on Tuesday, Jan. 11, 2005 at the Smith Barney Citigroup 15th Annual Global Entertainment, Media & Telecommunications Conference in Phoenix, Ariz.

The company anticipates the addition of approximately 94,900 subscribers in the quarter ended Dec. 31, 2004, exceeding all previous quarters. Fourth quarter average monthly churn is expected to further improve to a new company best of 1.3 percent. Fourth quarter average monthly revenue per subscriber unit, or ARPU, is expected to remain among the highest in the wireless industry at $67.

“We continued to expand our reach in the mid-sized and rural markets we serve, achieving new levels of performance in the fourth quarter of 2004. We anticipate that 2004 will prove to be another banner year for the company. We have similar expectations for 2005,” said John Chapple, Chairman, CEO and President. “Our strategic focus on distribution channel expansion and service enhancements, combined with our dedication to 100 percent customer satisfaction, continues to attract some of the most valuable customers in the industry.”

Chapple will discuss the company’s performance expectations during a presentation tomorrow. He will be joined by Nextel Partners’ Chief Financial Officer, Barry Rowan; Chief Technology Officer, David Aas; and Treasurer, Amit Mehta, who will participate in the question and answer session.

A live audio simulcast of Chapple’s presentation will begin at 5:10 p.m. EST/3:10 p.m. MST, on Tuesday, Jan. 11, 2005, via Nextel Partners’ website at www.nextelpartners.com. To listen to the presentation, please visit the company’s website at least 15-minutes early to register, download and install any necessary audio software.

The company will announce fourth quarter and full year 2004 results in late-February and will host a conference call to discuss the results and its financial and operational outlook for 2005.

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Nextel Partners Strategic Growth Expected to Yield Strong Fourth Quarter 2004 Results – Page 2

Non-GAAP Financial Measures

The information presented in this press release includes financial information prepared in accordance with generally accepted accounting principles in the U.S., or GAAP, as well as other financial measures that may be considered non-GAAP financial measures, including ARPU. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. As described more fully below, management believes these non-GAAP measures provide meaningful additional information about our performance. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. Reconciliations from GAAP results to the non-GAAP financial measures are provided below.

ARPU – Average Revenue per Unit

ARPU is an industry term that measures total service revenues per month from our subscribers divided by the average number of subscribers in commercial service during the period. ARPU, itself, is not a measurement determined under GAAP in the United States of America and may not be similar to ARPU measures of other companies; however, ARPU uses GAAP measures as the basis for calculation. We believe that ARPU provides useful information concerning the appeal of our rate plans and service offering and our performance in attracting high value customers. The following schedule reflects the ARPU calculation and provides a reconciliation of service revenues used for the ARPU calculation to service revenues we expect to be reported on our Consolidated Statements of Operations, which we believe is the most directly comparable GAAP measure to the service revenues measure used for the ARPU calculation:

ARPU (without roaming revenues)

For the Three
Months Ended
December 31,
2004
(dollars in millions,
except ARPU)
Service revenues (expected to be reported on Consolidated Statements of Operations)	$355
Activation fees deferred (recognized) for SAB No. 101	(1)
Add: activation fees reclassified for EITF No. 00-21	3
Less: roaming revenues and other non-service revenues	(48)

Service revenues for ARPU	$309

Average units (subscribers) (in thousands)	1,546

ARPU	$67

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Nextel Partners Strategic Growth Expected to Yield Strong Fourth Quarter 2004 Results – Page 3

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments, including, without limitation, matters related to Nextel Partners’ operational trends and future financial results. The words “believe,” “expect,” “intend,” “estimate,” “assume” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from Nextel Partners’ actual future experience and results to differ from Nextel Partners’ current expectations regarding the relevant matter or subject area. Such risks and uncertainties include the economic conditions in our targeted markets, performance of our technologies, competitive conditions, customer acceptance of our services, access to sufficient capital to meet operating and financing needs and those additional factors that are described from time to time in Nextel Partners’ reports filed with the SEC, including Nextel Partners’ annual report on Form 10-K for the year ended December 31, 2003, and its quarterly filings on Form 10-Q. This press release speaks only as of its date, and Nextel Partners disclaims any duty to update the information herein. – more –future experience involving any one or more of such matters and subject areas. Nextel Partners has attempted to identify, in context, certain of the factors that it differ

Nextel Partners, Inc. (NASDAQ:NXTP), based in Kirkland, Wash., has exclusive rights to offer the same fully integrated, digital wireless communications services offered by Nextel Communications, Inc. (Nextel) in mid-sized and rural markets in 31 states where approximately 54 million people reside. Nextel Partners and Nextel together offer the largest guaranteed all-digital wireless network in the country serving 297 of the top 300 U.S. markets. To learn more about Nextel Partners, visit www.nextelpartners.com.

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